EXHIBIT 99.1

HealthTronics to Acquire Controlling Interest in its Major Equipment Supplier, HMT High Medical Technologies AG

Strategic Acquisition Ensures Product Supply and Provides Global Platform for Growth

MARIETTA, Ga., Feb. 23, 2004 (PRIMEZONE) -- HealthTronics Surgical Services, Inc. (Nasdaq:HTRN), a leading provider of minimally invasive surgical services for the urologic and orthopaedic communities, announced today that it has reached a definitive agreement to acquire HMT Holding AG, the manager and holder of controlling interest in HMT High Medical Technologies AG ("HMT"). Under the terms of the agreement, HealthTronics will issue 800,000 shares of HealthTronics common stock to purchase 100% of the shares of HMT Holding AG. The transaction, which is subject to customary closing conditions by both parties, is expected to close some time in March 2004.

HMT provides HealthTronics with its proprietary product the OssaTron(r), which is the only device approved by the U.S. Food and Drug Administration to treat both chronic lateral epicondylitis (tennis elbow) and chronic plantar fasciitis (heel pain or heel spurs). HealthTronics is the sole distributor of the OssaTron for HMT in the United States. In addition, HMT produces the LithoTron(r), a lithotripsy device used for the non-invasive treatment of kidney stones, as well as the EquiTron(r) and VersaTron(r), which are veterinary devices used to treat horses and small animals. HMT recently introduced the LithoDiamond(r), its newest FDA approved lithotripsy device for the urology market.

"This acquisition further solidifies HealthTronics' market position by ensuring the supply of the OssaTron and other HMT products," said Argil Wheelock, Chairman and CEO of HealthTronics Surgical Services, Inc. "In addition, HMT's extensive research and development in the orthopaedic and urologic device market provides HealthTronics access to their pipeline of future products. The combination of HealthTronics' strong position in the U.S. market with HMT's device sales in over 35 countries, makes HealthTronics a worldwide leader in the urology and orthopaedic device market."

As part of the agreement, Dr. Andreas Baenziger, HMT's Chief Executive Officer, will join HealthTronics as the Chief Operating Officer of Product Development, Manufacturing, Sales and Service and will report to Martin McGahan, HealthTronics' President and Chief Operating Officer. HealthTronics anticipates maintaining production and product development at HMT's headquarters in Lengwil, Switzerland for the immediate future.

"The consolidation and integration of this transaction will result in a dilution to HealthTronics' earnings per share in 2004," said Martin McGahan, HealthTronics' President and Chief Operating Officer. "However, the ability to secure our products, streamline our service and maintenance operations, decrease our capital expenses significantly and lower our cost of goods, create a unique strategic opportunity for the Company in the long-term. We look forward to outlining these opportunities as well as our integration strategy during our conference call to discuss 2003 financial results in early March 2004."

About HealthTronics Surgical Services, Inc.

HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The two primary services offered by HealthTronics are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, and Orthotripsy(r) extracorporeal shock wave surgery, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The Company has operations in approximately 45 states in the United States. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

About HMT High Medical Technologies AG

HMT High Medical Technologies AG is a privately owned company in the medical technology business. The company develops, produces and sells systems for shock wave treatments, which are widely used for NIS(tm) (Non Invasive Surgery). HMT offers these technologies in the areas of urology, orthopaedics and veterinary medicine. The HMT Group has almost 100 employees and is active worldwide. Additional information can be found on the company's website, www.hmt-ag.ch.

Safe Harbor

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. As always, these expectations and projections are based on currently available competitive, financial, and economic data, along with operating plans, and are subject to future events and uncertainties. Among the events and uncertainties which could adversely affect future periods are: inability to establish or maintain relationships with physicians and hospitals; health care regulatory developments that prevent certain transactions with health care professionals or facilities; inability of the Company or health care providers to obtain reimbursement for use of the Company's current or future products; competition or technological change that impacts the market for the Company's products; and difficulty in managing the Company's growth. Additional factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

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Martin J. McGahan, President & COO

CONTACT:  HealthTronics Surgical Services, Inc.
          Martin J. McGahan, President & COO
          Phone: (800) 464-3795
          FAX: (770) 419-9490
          WEB SITE: WWW.HEALTHTRONICS.COM